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                                                                      Exhibit 23
                         [LOGO OF ARTHUR ANDERSEN LLP]


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference of our reports dated February 12, 1996, included or incorporated by reference in this Form 10-K, into (1) the Company's previously filed registration statements as follows : (a) Form S-3 Registration Statement File No. 33-7542 (relating to the Company's Common Stock Shelf Program); (b) Form S-3 Registration Statement File No. 33-54469 (relating to the Company's Dividend Reinvestment Plan); (c) Form S-3 Registration Statement File No. 33-64136 (relating to $2,000,000,000 aggregate principal amount of the Company's First and Refunding Mortgage Bonds and Medium-Term Notes); (d) Form S-3 Registration Statement File No. 33-50707 (relating to $1,500,000,000 aggregate principal amount of the Company's First and Refunding Mortgage Bonds); (e) Form S-3 Registration Statement File No. 33-38334 (relating to 2,414,892 shares of the Company's Common Stock); (f) Form S-8 Registration Statement File No. 33-50601 (relating to the Company's Savings Fund Plan for Employees); (g) Form S-8 Registration Statement File No. 33-23692 (relating to the Company's 1986 Stock Option Plan); (h) Form S-3 Registration Statement File No. 33-62488 (relating to 10,000,000 shares of the Company's Redeemable First Preferred Stock); and (i) Form S-3 Registration Statement File No. 33-61959 (relating to $335,000,000 aggregate liquidation value of Cumulative Quarterly Income Preferred Securities); and (2) the PG&E Parent Co., Inc.'s previously filed Form S-4 Registration Statement File No. 333-01103 (relating to 430,000,000 shares of common stock of PG&E Parent Co., Inc.).

                                                Arthur Andersen LLP

San Francisco, California
  March 29, 1996